EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated December 4, 2006 by and between Phantom Entertainment, Inc., a Delaware corporation (the “Company”), and Terrance Taylor, an individual (the “Employee”).

The Company desires to employ the Employee, and the Employee wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.    Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment and agrees to perform Employee’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1    Duties and Responsibilities. Employee shall serve as Controller and Treasurer. During the Employment Term, Employee shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Employee by the Company’s Chief Executive Officers and Board of Directors from time to time. The Company shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered.

1.2    Employment Term. The term of Employee’s employment under this Agreement shall commence as of December 6, 2006 (the “Effective Date”) and shall continue for 12 months, unless earlier terminated in accordance with Section 4 hereof. The term of Employee’s employment shall be automatically renewed for successive one (1) year periods until the Employee or the Company delivers to the other party a written notice of their intent not to renew the “Employment Term,” such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective “Employment Term” as that term is defined below. The period commencing as of the Effective Date and ending 12 months thereafter or such later date to which the term of Employee’s employment under the Agreement shall have been extended by mutual written Agreement is referred to herein as the “Employment Term.”

1.3    Extent of Service. During the Employment Term, Employee agrees to use Employee’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote substantially all Employee’s business time, attention and energy thereto. Employee further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Company’s Board of Directors (the “Board”), which consent shall not be unreasonably withheld.

1.4    Base Salary. The Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of $150,000 (U.S.), payable at such times as the Company customarily pays its other senior level Employees (but in any event no less often than monthly). The Base

Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law.

1.5    Incentive Compensation. Employee shall be eligible to earn a cash bonus of up to $37,500 (representing three (3) months Base Salary) at the sole discretion of the Board of Directors, to be based upon certain performance or operational-based milestones.

1.6    Signing Bonus. The Company agrees to issue to Employee an aggregate five million (5,000,000) shares of the Company’s common stock within five (5) business days from the date of execution of this Agreement as a signing bonus.

1.7    Other Benefits. During the Employment Term, Employee shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level Employees as a group or to its employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Employee shall be provided office space adequate for the performance of his duties.

1.8    Reimbursement of Expenses; Vacation; Sick Days and Personal Days. Employee shall be provided with reimbursement of expenses related to Employee’s employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level Employees as a group. Employee shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level Employees, but not less than two (2) weeks of vacation per calendar year, provided Employee shall not utilize more than two (2) consecutive business days without the express consent of the Chief Executive Officer. Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term. Employee shall be entitled to no more than an aggregate of twelve (12) sick days and personal days per calendar year.

1.9    No Other Compensation. Except as expressly provided in Sections 1.4 through 1.7, Employee shall not be entitled to any other compensation or benefits.

2.    Confidential Information. Employee recognizes and acknowledges that by reason of Employee’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Employee will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and Employee covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Employee’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Employee’s duties for the Company and in a manner consistent with the

Company’s policies regarding Confidential Information. Employee also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Employee or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Employee’s possession during the course of Employee’s employment shall remain the property of the Company. Except as required in the performance of Employee’s duties for the Company, or unless expressly authorized in writing by the Company, Employee shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Employee’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Employee’s employment, the Employee agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Employee’s possession. As a condition of Employee’s continued employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company may require Employee’s execution of a Confidentiality Agreement.

3.    Non-Solicitation.

3.1    Non-Solicitation. The Employee agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Employee will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.2    Remedies. The Employee acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Employee expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Employee of his covenants and agreements set forth herein. Accordingly, the Employee agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Employee without the necessity of proving actual damages.

4.    Termination.

4.1    By Company. The Company, by action of the Chief Executive Officer or acting by duly adopted resolutions of the Board of Directors, may, in its discretion and at its option, terminate the Employee’s employment with or without Cause, and without prejudice to any other right or remedy to which the Company or Employee may be entitled at law or in equity or under this Agreement. In the event the Company desires to terminate the Employee’s employment without Cause, the Company shall give the Employee not less than sixty (60) days advance written notice. Termination of Employee’s employment hereunder shall be deemed to be “for Cause” in the event that Employee violates any provisions of this Agreement, is guilty of any criminal act other than minor traffic violations, is guilty of willful misconduct or gross neglect, or gross dereliction of his duties hereunder or refuses to perform his duties hereunder after notice of such refusal to perform such duties or directions was given to Employee by the Chief Employee Officer or Board of Directors.

4.2    By Employee’s Death or Disability. This Agreement shall also be terminated upon the Employee’s death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Employee is unable to perform his usual and essential duties for the Company.

4.3    Compensation on Termination. In the event the Company terminates Employee’s employment, all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. In the event of termination by reason of Employee’s death and/or permanent disability, Employee or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Employee’s Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Employee would otherwise be entitled for the year which death or permanent disability occurs. Upon termination of Employee, if Employee executes a written release, substantially in the form attached hereto as Exhibit “B” (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Employee’s employment by the Company (other than Employee’s entitlement under any employee benefit plan or program sponsored by the Company in which Employee participated), unless the Employment Term expires or termination is for Cause, the Employee shall receive, in full settlement of any claims Employee may have related to his employment by the Company, Base Salary for 90 calendar days from the date of termination, provided Employee is in full compliance with the provisions of Sections 2 and 3 of this Agreement.

4.4    Voluntary Termination. Employee may voluntarily terminate the Employment Term upon thirty (30) days’ prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Employee shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for Employees or otherwise outside of this Agreement.

5.    General Provisions.

5.1    Indemnification. The Company agrees to indemnify, and hold the Employee harmless against any loss or damages incurred by the Company for any treasury issuances by the Employee, so long as such issuances are duly authorized by the Company’s Board of Directors.

5.2    Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of the elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.3    Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:
Phantom Entertainment, Inc.

If to Employee, to:
Terrance Taylor
2260 Valparaiso Blvd.
Ft. Myers, FL 33917

Or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5.5    Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.6    Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.7    Successors and Assigns. Employee may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the Employee, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Employee’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company’s subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

5.8    Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.9    Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

PHANTOM ENTERTAINMENT, INC.

By:  /s/ Greg Koler

Greg Koler
Chief Executive Officer

/s/ Terrance Taylor

Terrance Taylor